                                                                      Exhibit 21

                           LIST OF SUBSIDIARIES OF REGISTRANT

     Altris Group, Ltd.

     Altris Software Enterprises, Ltd

     Trimco International, Ltd

     Altris International, Ltd

     Imagen Enterprises Ltd

     Altris Software (Florida), Inc.

     Micro Synergy Associates, Inc., a Florida corporation

     Trimco Document Management, Inc.

     Optigraphics Corporation, a California corporation

     Optigraphics International Corporation, a California corporation (a subsidiary of Optigraphics Corporation)

     Alphamation Incorporated, a California corporation